CENTER BANCORP TO ACQUIRE LEHIGH SAVINGS BANK

UNION, NJ - February 14, 1996 -- Center Bancorp, Inc. today announced that it had signed a definitive Agreement and Plan of Merger to acquire Lehigh Savings Bank, SLA in an all cash purchase valued at approximately $6,000,000.

The Agreement provides for Lehigh Savings Bank on consummation of the acquisition, which is expected in the second quarter of 1996, to be merged into Union Center National Bank, Center Bancorp's wholly owned banking subsidiary.

John J. Davis, President and CEO of Center Bancorp, stated that he and his Board of Directors "are pleased to welcome the customers of Lehigh Savings Bank to Union Center National Bank" and felt confident that the combination "offers a strategic fit that enhances the leadership position Union Center already has in the markets we service."

Cost savings, from the acquisition, are anticipated to be realizable immediately through elimination of redundant costs and consolidation of operations of Lehigh Savings Bank into Union Center National Bank.

Joseph LaMountain, President of Lehigh Savings Bank, said that "the merger with Union Center National Bank should offer new products for our customers and the Banks together will provide a new industry standard for customer service."

Center Bancorp recently reported net income of $4,040,000 or $2.73 per share for 1995 and as of December 31, 1995 had total assets of $347.8 million; deposits of $296.7 million and stockholders equity of $27.7 million. Center Bancorp, through its subsidiary Union Center National Bank, operates eight banking offices in Union County with another Branch set to open in Madison in the Spring of 1996.

Lehigh Savings Bank had net income of $96,000 for the six month ended December 31, 1995 and as of December 31, 1995 had total assets of $74.0 million; deposits of $67.6 million; and shareholders equity of $3.9 million. Lehigh Savings Bank operates three banking offices in Union.